EXHIBIT 99.1

Press Release

For Immediate Release

January 8, 2005

WHEELING ISLAND REOPENS SUNDAY AT 2PM

                Wheeling Island plans to reopen to its customers on Sunday, January 9th, at 2PM  three days after flooding by the Ohio River closed the gaming facility.  Over 1,000 slot machines, the 151-room hotel, The Islander Buffet, and The Pirates Food Cove are will be ready to serve Wheeling Island guests.

                “Our clean up efforts are ahead of schedule and we expect to open Sunday at 2PM” stated Geoff Andres, President and General Manager. “It is important that we return to serving our customers and bring our 1,000 employees back to work so they can provide for their families.”

The greyhound racetrack, simulcast parlor, over 500 slot machines and concession stands on the lower levels of the property will continue to see rebuilding throughout next week. Live greyhound racing has been postponed but is expected to return to action soon.

                The rapid reopening is credited to better preparation efforts, a lower cresting river and experience gained from the September 2004 flood.  A team of contractors was assembled on Thursday to prepare the facility prior to flooding. Contractors and employees moved over 500 slot machines from the lower Fairgrounds gaming room, removed newly laid carpet, wall fixtures and millwork.  The slot machines, furniture, televisions and equipment were safely moved to higher grounds.

                “These early preparation efforts have speeded up our recovery time dramatically,” Andres added.  “Wheeling Island’s return to normal operation will be much quicker this time than it was in September.”

                Wheeling Island is urging guests and employees to check their website at www.wheelingisland.com and to call their 24-hour Hotlines for more information as it becomes available: Guest Hot Lines 304-231-1877, 304-231-1878 and Employee Hot Lines 304-231-1847, 304-231-1848.

“During this trying time, our thoughts are with our friends, families and neighbors who live on Wheeling Island as they work to recover from the flood waters,” Andres stated. “Many of our employees have been affected personally by the flood.”

Wheeling Island Gaming, Inc. owns and operates Wheeling Island Racetrack & Gaming Center, a premier gaming and entertainment complex located in Wheeling, West Virginia.  It is the largest operation of DNC Gaming and Entertainment, a wholly owned subsidiary of Delaware North Companies, Inc.

Delaware North Companies, Inc. is one of the world’s leading hospitality and food service providers.  Its family of companies includes Delaware North Companies Gaming & Entertainment, Delaware North Companies Parks & Resorts, CA One Services, Sportservice, Delaware North Companies International, the FleetCenter, and the newly acquired Delta Queen Steamboat Company.  Delaware North is one of the largest privately held companies in the United States with more than $1.6 billion in annual revenue and 30,000 associates serving millions of customers in the United States, Canada and the Pacific Rim.

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Contact: Lesley Campbell, Marketing Director

Phone: 304-231-1830

lcampbell@dncinc.com

Contact: Kim Florence, Marketing Coordinator

Phone: 304-231-1839

kflorence@dncinc.com

Contact:  Jim Rafferty, Vice President of Marketing

Phone:  304-231-1837

jrafferty@dncinc.com